Exhibit 10.6
FIRST AMENDMENT
TO
PRODUCTION PARTICIPATION PLAN
OF
WHITING PETROLEUM CORPORATION
     This First Amendment (this “Amendment”) to the Production Participation Plan (as amended and restated February 23, 2006, the “Plan”) of Whiting Petroleum Corporation, a Delaware corporation (the “Company”), is adopted by the Company by action of its Board of Directors on February 23, 2007 and executed to be effective March 1, 2007. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Plan.
1.	Amendments.
a.	The second sentence of Section 4.2 of the Plan is hereby amended by adding the following to the end of the sentence:

“; provided, however, that, with respect to any Partial Plan Year or a Plan Year, the last day of which is the date of a Change in Control (as defined in Section 1.5) or a voluntary termination of the Plan, the Committee shall not allocate a percentage less than the average of the percentages set by the Committee for the three (3) previous Plan Years as to proven undeveloped reserves allocated pursuant to Section 7.1.”

b.	The first sentence of Section 5.1(b) of the Plan is hereby amended by deleting and replacing such sentence in its entirety with the following:

“(b) Up to sixty-six and two-thirds percent (66-2/3%) of the Net Income attributable to each Plan Year’s or Partial Plan Year’s accounting pool shall be available for allocation among eligible Participants on the basis of performance or any other basis determined in the discretion of the Committee.”
2.	Force and Effect. Except as amended by this Amendment, the terms and conditions of the Plan shall remain in full force and effect.

WHITING PETROLEUM CORPORATION
By:	/s/ James J. Volker
James J. Volker
President and Chief Executive Officer